Exhibit 99.1
News Release

CONTACT:	Michael Berman	FOR IMMEDIATE RELEASE
	(312) 279-1496	January 24, 2011
ELS REPORTS FOURTH QUARTER RESULTS
Maintains 2011 FFO Guidance Range
          CHICAGO, IL — January 24, 2011 — Equity LifeStyle Properties, Inc. (NYSE: ELS) (the “Company”) today announced results for the quarter and year ended December 31, 2010.
     a) Financial Results
          For the fourth quarter 2010, Funds From Operations (“FFO”) were $25.9 million, or $0.73 per share on a fully-diluted basis, compared to $27.7 million, or $0.79 per share on a fully-diluted basis for the same period in 2009. For the year ended December 31, 2010, FFO was $123.2 million, or $3.47 per share on a fully-diluted basis, compared to $118.1 million, or $3.58 per share on a fully-diluted basis for the same period in 2009.
          Net income available to common stockholders totaled $5.7 million, or $0.18 per share on a fully-diluted basis for the quarter ended December 31, 2010. This compares to net income available to common stockholders of $6.3 million, or $0.21 per share on a fully-diluted basis for the same period in 2009. Net income available to common stockholders totaled $38.4 million, or $1.25 per share on a fully-diluted basis for the year ended December 31, 2010. This compares to net income available to common stockholders of $34.0 million, or $1.22 per share on a fully-diluted basis for the same period in 2009. As previously discussed in our December 15, 2010 press release, the results for the quarter and year ended December 31, 2010 include a non-cash charge related to the write-off of goodwill in the fourth quarter of 2010 of approximately $3.6 million, or $0.10 per fully diluted share. See the attachment to this press release for a reconciliation of FFO and FFO per share to net income available to common shares and net income per common share, respectively, the most directly comparable GAAP measure.
     b) Portfolio Performance
          Fourth quarter 2010 property operating revenues were $117.9 million, compared to $115.0 million in the fourth quarter of 2009. Our property operating revenues for the year ended December 31, 2010 were $491.7 million, compared to $479.3 million for the year ended December 31, 2009.
          For the quarter ended December 31, 2010, our Core property operating revenues increased approximately 1.3 percent and Core property operating expenses decreased approximately 0.1 percent, resulting in an increase of approximately 2.8 percent to income from Core property operations over the quarter ended December 31, 2009. For the year ended December 31, 2010, our Core property operating revenues increased approximately 1.5 percent and Core property operating expenses increased approximately 1.0 percent, resulting in an increase of approximately 2.1 percent to income from Core property operations over the year ended

December 31, 2009. See the attachment to this press release for a reconciliation of income from property operations.
          For the quarter ended December 31, 2010, the Company had 20 new home sales (including six third-party dealer sales), which represents a 41.2 percent decrease as compared to the quarter ended December 31, 2009. Gross revenues from home sales were $1.4 million for the quarter ended December 31, 2010, compared to $2.1 million for the same period in 2009. For the year ended December 31, 2010, the Company had 82 new home sales (including 19 third-party dealer sales), which represents a 27.4 percent decrease as compared to the same period in 2009. Gross revenues from home sales were $6.1 million for the year ended December 31, 2010, compared to $7.1 million for the same period in 2009.
     c) Balance Sheet
          Our average long-term secured debt balance was approximately $1.4 billion in the quarter, with a weighted average interest rate, including amortization, of approximately 6.04 percent per annum. Interest coverage was approximately 2.4 times in the quarter ended December 31, 2010.
          During the quarter ended December 31, 2010, the Company paid off approximately $2.4 million of financing encumbering one resort property with a stated interest rate of 5.58 percent per annum.
          In 2011, the Company has approximately $52 million of secured mortgage debt maturing, the majority of which we expect to pay off during the first six months of 2011.
     d) Executive Officers
          Mr. Joe McAdams, age 67, the Company’s current President, has expressed a desire to reduce his involvement in the day-to-day operations of the Company. Effective February 1, 2011, Mr. McAdams will become president of a subsidiary of the Company involved in ancillary activities and relinquish his role as President of ELS. Mr. Thomas Heneghan, ELS’ CEO, commented that, “We appreciate Joe’s willingness to continue to be a part-time resource for the Company and thank him for his contribution to the Company’s steady performance over the last few years in a challenging economic environment.”
          Mr. Heneghan will re-assume the role of President of the Company, in addition to his current role as Chief Executive Officer. As a result, effective February 1, 2011, the following executive officers will be reporting to Mr. Heneghan: Michael Berman, our Executive Vice President and Chief Financial Officer; Ellen Kelleher, our Executive Vice President — Property Management; Roger Maynard, our Executive Vice President — Asset Management; Marguerite Nader, our Executive Vice President — New Business Development; and Seth Rosenberg, Senior Vice President of Sales and Marketing. Mrs. Kelleher will no longer act as Secretary of the Company as such duties will be transitioned to the Company’s General Counsel. Mr. Rosenberg joined the Company in February, 2010 and was previously a General Manager for a division of Active Network, Inc., a leading provider of software and marketing services used by campgrounds and other outdoor recreation providers.
     e) Guidance
          Guidance for 2011 FFO per share, on a fully-diluted basis, is projected to be in the range of $3.75 to $3.95 for the year ending December 31, 2011 and in the range of $1.06 to $1.16 for the quarter ending March 31, 2011. The Company estimates that Core property operating revenue for 2011 is expected to grow at approximately 1.0 to 1.5 percent over 2010, assuming stable occupancy. Income from Core property operations, excluding property management expenses, is expected to grow at approximately 2.5 to 3.0 percent over 2010.
          The Company’s guidance ranges acknowledge the existence of volatile economic conditions, which may impact our current guidance assumptions. Factors impacting 2011 guidance include i) the mix of site usage within the portfolio; ii) yield management on our short-term resort sites; iii) scheduled or implemented rate increases on community and resort sites; iv) scheduled or implemented rate increases of annual payments under right-to-use contracts, v) occupancy changes; and vi) our ability to retain and attract customers renewing or purchasing right-to-use contracts. Results for 2011 also may be impacted by, among other things i) continued competitive housing options and new home sales initiatives impacting occupancy levels at certain properties; ii) variability in income from home sales operations, including anticipated expansion projects; iii) potential effects of uncontrollable factors such as environmental remediation costs and hurricanes; iv) potential acquisitions, investments and dispositions; v) mortgage debt maturing during 2011; vi) changes in interest rates; and vii) continued initiatives regarding rent control legislation in California and related legal fees. Quarter-to-quarter results during the year are impacted by the seasonality at certain of the properties.
          Equity LifeStyle Properties, Inc. owns or has an interest in 307 quality properties in 27 states and British Columbia consisting of 110,984 sites. The Company is a self-administered, self-managed, real estate investment trust (REIT) with headquarters in Chicago.
          A live webcast of Equity LifeStyle Properties, Inc.’s conference call discussing these results will be available via the Company’s website in the Investor Info section at www.equitylifestyle.com at 10:00 a.m. Central time on January 25, 2011.
          This news release includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. When used, words such as “anticipate,” “expect,” “believe,” “project,” “intend,” “may be” and “will be” and similar words or phrases, or the negative thereof, unless the context requires otherwise, are intended to identify forward-looking statements. These forward-looking statements are subject to numerous assumptions, risks and uncertainties, including, but not limited to:
•	our ability to control costs, real estate market conditions, the actual rate of decline in customers, the actual use of sites by customers and our success in acquiring new customers at our properties (including those recently acquired);

•	our ability to maintain historical rental rates and occupancy with respect to properties currently owned or that we may acquire;

•	our assumptions about rental and home sales markets;

•	in the age-qualified properties, home sales results could be impacted by the ability of potential homebuyers to sell their existing residences as well as by financial, credit and capital markets volatility;

•	results from home sales and occupancy will continue to be impacted by local economic conditions, lack of affordable manufactured home financing and competition from alternative housing options including site-built single-family housing;

•	impact of government intervention to stabilize site-built single family housing and not manufactured housing;

•	the completion of future acquisitions, if any, and timing with respect thereto and the effective integration and successful realization of cost savings;

•	ability to obtain financing or refinance existing debt on favorable terms or at all;

•	the effect of interest rates;

•	the dilutive effects of issuing additional common stock;

•	the effect of accounting for the sale of agreements to customers representing a right-to-use the properties under the Codification Topic “Revenue Recognition;” and

•	other risks indicated from time to time in our filings with the Securities and Exchange Commission.
          These forward-looking statements are based on management’s present expectations and beliefs about future events. As with any projection or forecast, these statements are inherently susceptible to uncertainty and changes in circumstances. The Company is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements whether as a result of such changes, new information, subsequent events or otherwise.
          Tables follow:

Equity LifeStyle Properties, Inc.
Selected Financial Data
(Unaudited)
(Amounts in thousands except for per share data)

	Quarters Ended		Years Ended
	December 31,	December 31,	December 31,	December 31,
	2010	2009	2010	2009
Revenues:
Community base rental income	$65,285	$63,488	$259,351	$253,379
Resort base rental income	28,041	27,056	129,481	124,822
Right-to-use annual payments	12,203	12,372	49,831	50,765
Right-to-use contracts current period, gross	4,326	5,000	19,496	21,526
Right-to-use contracts, deferred, net of prior period amortization	(3,027)	(4,121)	(14,856)	(18,882)
Utility and other income	11,060	11,230	48,357	47,685
Gross revenues from home sales	1,361	2,061	6,120	7,136
Brokered resale revenues, net	200	202	918	758
Ancillary services revenues, net	46	(170)	2,504	2,745
Interest income	1,182	1,336	4,419	5,119
Income from other investments, net	496	1,440	5,740	8,168

Total revenues	121,173	119,894	511,361	503,221

Expenses:
Property operating and maintenance	43,839	42,892	185,786	180,870
Real estate taxes	7,532	7,028	32,110	31,674
Sales and marketing, gross	2,706	3,370	12,606	13,536
Sales and marketing, deferred commissions, net	(1,182)	(1,194)	(5,525)	(5,729)
Property management	7,733	8,224	32,639	33,383
Depreciation on real estate and other costs	17,166	17,107	68,125	69,049
Cost of home sales	1,078	1,865	5,396	7,471
Home selling expenses	690	393	2,078	2,383
General and administrative	5,517	4,625	22,559	22,279
Rent control initiatives	1	48	1,120	456
Impairment	3,635	—	3,635	—
Depreciation on corporate assets	245	179	1,080	1,039
Interest and related amortization	21,930	24,243	91,151	98,311

Total expenses	110,890	108,780	452,760	454,722

Income before equity in income of unconsolidated joint ventures	10,283	11,114	58,601	48,499

Equity in income of unconsolidated joint ventures	313	289	2,027	2,896

Consolidated income from continuing operations	10,596	11,403	60,628	51,395

Discontinued Operations:
Discontinued operations	—	21	—	181
Income (loss) from discontinued real estate	—	(37)	(231)	4,685

Income (loss) income from discontinued operations	—	(16)	(231)	4,866

Consolidated net income	10,596	11,387	60,397	56,261

Income allocated to non-controlling interests:
Common OP Units	(821)	(1,021)	(5,903)	(6,113)
Perpetual OP Units	(4,039)	(4,039)	(16,140)	(16,143)

Net income available for Common Shares	$5,736	$6,327	$38,354	$34,005

Net income per Common Share — Basic	$0.19	$0.21	$1.26	$1.23
Net income per Common Share — Fully Diluted	$0.18	$0.21	$1.25	$1.22

Average Common Shares — Basic	30,728	30,145	30,517	27,582
Average Common Shares and OP Units — Basic	35,271	35,060	35,247	32,658
Average Common Shares and OP Units — Fully Diluted	35,597	35,248	35,518	32,944

Equity LifeStyle Properties, Inc.
(Unaudited)

	Quarters Ended		Years Ended
Reconciliation of Net Income to FFO and FAD	December 31,	December 31,	December 31,	December 31,
(amounts in 000s, except for per share data)	2010	2009	2010	2009
Computation of funds from operations:
Net income available for Common Shares	$5,736	$6,327	$38,354	$34,005
Income allocated to common OP Units	821	1,021	5,903	6,113
Right-to-use contract sales, deferred, net (1)	3,027	4,121	14,856	18,882
Right-to-use contract commissions, deferred, net(2)	(1,182)	(1,194)	(5,525)	(5,729)
Depreciation on real estate assets and other	17,166	17,107	68,125	69,049
Depreciation on unconsolidated joint ventures	305	305	1,218	1,250
(Gain) loss on real estate	—	37	231	(5,488)

Funds from operations (FFO)	$25,873	$27,724	$123,162	$118,082

Non-revenue producing improvements to real estate	(6,762)	(4,699)	(25,352)	(17,415)

Funds available for distribution (FAD)	$19,111	$23,025	$97,810	$100,667

FFO per Common Share — Basic	$0.73	$0.79	$3.49	$3.62
FFO per Common Share — Fully Diluted	$0.73	$0.79	$3.47	$3.58
FAD per Common Share — Basic	$0.54	$0.66	$2.77	$3.08
FAD per Common Share — Fully Diluted	$0.54	$0.65	$2.75	$3.05

(1)	The Company is required by GAAP to defer recognition of the non-refundable upfront payments from the sale of right-to-use contracts over the estimated customer life. The customer life is currently estimated to range from one to 31 years and is determined based upon historical attrition rates provided to the Company by Privileged Access. The amount shown represents the deferral of a substantial portion of current period contract sales, offset by the amortization of prior period sales.

(2)	The Company is required by GAAP to defer recognition of the commission paid related to the sale of right-to-use contracts. The deferred commissions will be amortized on the same method as the related non-refundable upfront payments from the sale of right-to-use contracts. The amount shown represents the deferral of a substantial portion of current period contract commissions, offset by the amortization of prior period commissions.
Income from Property Operations Detail
(Amounts in thousands)

	Quarters Ended		Years Ended
	December 31,	December 31,	December 31,	December 31,
	2010	2009	2010	2009
Community base rental income	$65,285	$63,488	$259,351	$253,379
Resort base rental income	28,041	27,056	129,481	124,822
Right-to-use annual payments	12,203	12,372	49,831	50,765
Right-to-use contracts current period, gross	4,326	5,000	19,496	21,526
Utility and other income	11,060	11,230	48,357	47,685

Property operating revenues, excluding deferrals	120,915	119,146	506,516	498,177
Property operating and maintenance	43,839	42,892	185,786	180,870
Real estate taxes	7,532	7,028	32,110	31,674
Sales and marketing, gross	2,706	3,370	12,606	13,536

Property operating expenses, excluding deferrals and Property management	54,077	53,290	230,502	226,080

Income from property operations, excluding deferrals and Property management	66,838	65,856	276,014	272,097
Property management	7,733	8,224	32,639	33,383

Income from property operations, excluding deferrals	$59,105	$57,632	$243,375	$238,714

Equity LifeStyle Properties, Inc.
(Unaudited)

	As Of	As Of
	December 31,	December 31,
Total Common Shares and OP Units Outstanding:	2010	2009
Total Common Shares Outstanding	30,972,353	30,350,745
Total Common OP Units Outstanding	4,431,420	4,914,040

	December 31,	December 31,
	2010	2009
Selected Balance Sheet Data:	(amounts in 000s)	(amounts in 000s)
Net investment in real estate	$1,884,321	$1,908,447
Cash and short-term investments	$64,925	$145,128
Total assets	$2,048,395	$2,166,319
Mortgage notes payable	$1,412,919	$1,547,901
Unsecured lines of credit	$—	$—
Total liabilities	$1,588,237	$1,711,892
Perpetual Preferred OP Units	$200,000	$200,000
Total equity	$260,158	$254,427
Summary of Total Sites as of December 31, 2010:

Sites
Community sites	44,200
Resort sites:
Annuals	20,600
Seasonal	8,900
Transient	9,900
Membership (1)	24,300
Joint Ventures (2)	3,100

111,000

(1)	Sites primarily utilized by approximately 108,000 members.

(2)	Joint Venture income is included in Equity in income from unconsolidated joint ventures.

Equity LifeStyle Properties, Inc.
(Unaudited)

	Quarters Ended		Years Ended
Manufactured Home Site Figures and	December 31,	December 31,	December 31,	December 31,
Occupancy Averages: (1)	2010	2009	2010	2009
Total Sites	44,232	44,230	44,232	44,231
Occupied Sites	39,965	39,813	39,880	39,897
Occupancy %	90.4%	90.0%	90.2%	90.2%
Monthly Base Rent Per Site	$544.58	$531.67	$542.01	$529.38
Core (2) Monthly Base Rent Per Site	$544.52	$531.55	$541.94	$529.24

	Quarters Ended		Years Ended
	December 31,	December 31,	December 31,	December 31,
Home Sales:(1) (Dollar amounts in thousands)	2010	2009	2010	2009
New Home Sales Volume (3)	20	34	82	113
New Home Sales Gross Revenues	$584	$948	$2,695	$3,397
Used Home Sales Volume (4)	218	229	795	747
Used Home Sales Gross Revenues	$777	$1,113	$3,425	$3,739
Brokered Home Resale Volume	148	151	673	612
Brokered Home Resale Revenues, net	$200	$202	$918	$758

(1)	Results of continuing operations, excludes discontinued operations.

(2)	The Core Portfolio may change from time-to-time depending on acquisitions, dispositions and significant transactions or unique situations. The 2010 Core Portfolio includes all Properties acquired prior to December 31, 2008 and which have been owned and operated by the Company continuously since January 1, 2009. Core growth percentages exclude the impact of GAAP deferrals of membership sales and related commission.

(3)	The quarter and years ended December 31, 2010, includes six and 19 third-party dealer sales, respectively. The quarter and years ended December 31, 2009, includes nine and 28 third-party dealer sales, respectively.

(4)	The quarter and years ended December 31, 2010, includes zero and 10 third-party dealer sales, respectively. The quarter and years ended December 31, 2009, includes one and seven third-party dealer sales, respectively.

Net Income and FFO per Common Share Guidance	First Quarter 2011		Full Year 2011
on a fully diluted basis (unaudited):	Low	High	Low	High
Projected net income (1)	$0.54	$0.64	$1.66	$1.86
Projected depreciation	0.49	0.49	1.94	1.94
Projected net deferral of right-to-use sales and commissions	0.03	0.03	0.15	0.15

Projected FFO	$1.06	$1.16	$3.75	$3.95

(1)	Due to the uncertain timing and extent of right-to-use sales and the resulting deferrals, actual net income could differ materially from expected net income.
Non-GAAP Financial Measures
     Funds from Operations (“FFO”), is a non-GAAP financial measure. The Company believes that FFO, as defined by the Board of Governors of the National Association of Real Estate Investment Trusts (“NAREIT”), is generally an appropriate measure of performance for an equity REIT. While FFO is a relevant and widely used measure of operating performance for equity REITs, it does not represent cash flow from operations or net income as defined by GAAP, and it should not be considered as an alternative to these indicators in evaluating liquidity or operating performance.
     We define FFO as net income, computed in accordance with GAAP, excluding gains or actual or estimated losses from sales of properties, plus real estate related depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect FFO on the same basis. The Company receives up-front non-refundable payments from the sale of right-to-use contracts. In accordance with GAAP, the upfront non-refundable payments and related commissions are deferred and amortized over the estimated customer life. Although the NAREIT definition of FFO does not address the treatment of nonrefundable right-to-use payments, the Company believes that it is appropriate to adjust for the impact of the deferral activity in our calculation of FFO. The Company believes that FFO is helpful to investors as one of several measures of the performance of an equity REIT. The Company further believes that by excluding the effect of depreciation, amortization and gains or actual or estimated losses from sales of real estate, all of which are based on historical costs and which may be of limited relevance in evaluating current performance, FFO can facilitate comparisons of operating performance between periods and among other equity REITs. The Company believes that the adjustment to FFO for the net revenue deferral of upfront non-refundable payments and expense deferral of right-to-use contract commissions also facilitates the comparison to other equity REITs. Investors should review FFO, along with GAAP net income and cash flow from operating activities, investing activities and financing activities, when evaluating an equity REIT’s operating performance. The Company computes FFO in accordance with our interpretation of standards established by NAREIT, which may not be comparable to FFO reported by other REITs that do not define the term in accordance with the current NAREIT definition or that interpret the current NAREIT definition differently than we do. Funds available for distribution (“FAD”) is a non-GAAP financial measure. FAD is defined as FFO less non-revenue producing capital expenditures. Investors should review FFO and FAD, along with GAAP net income and cash flow from operating activities, investing activities and financing activities, when evaluating an equity REIT’s operating performance. FFO and FAD do not represent cash generated from operating activities in accordance with GAAP, nor do they represent cash available to pay distributions and should not be considered as an alternative to net income, determined in accordance with GAAP, as an indication of our financial performance, or to cash flow from operating activities, determined in accordance with GAAP, as a measure of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to make cash distributions.